                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 1, 1996 by and among ANESTHESIA SOLUTIONS, INC., a Delaware corporation ("ASI"); RICHARD L. JACKSON, a resident of the State of Georgia ("Jackson"); and ALLEGIANT PHYSICIAN SERVICES, INC. d/b/a Premier Anesthesia, a Delaware corporation ("Premier").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, Premier owns a contract anesthesiologist management services business operating at certain hospital locations as set forth in Exhibit 1.1(a)
                                                                 --------------
hereto and owns substantially all the assets used by Ronald E. Mayhorn, M.D., P.A., a Texas professional association, in connection with its anesthesiology practice in Sequin, Texas (the "Business");

     WHEREAS, Jackson is a significant shareholder and chief executive officer of Premier;

     WHEREAS, ASI desires to buy, and Premier desires to sell, certain assets owned by Premier and used in the operation of the Business, upon the terms and conditions hereinafter set forth; and

     WHEREAS, to induce ASI to perform under this Agreement and as a condition thereto, Premier and Jackson have agreed to execute a noncompetition agreement in favor of ASI ("Noncompetition Agreement")

     NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  Sale of Assets; Assumption of Specified Liabilities.
     ---------   ---------------------------------------------------

     1.1  Sale of Assets.  On the terms, subject to the conditions, and for the
          --------------
consideration hereinafter stated, Premier hereby agrees to sell, convey, transfer, assign and deliver to ASI, and ASI agrees to buy and acquire as hereinafter provided, at the "Closing" (as hereinafter defined), all the assets of Premier, tangible or intangible, real or personal, used or required in the
conduct of   the Business, including without limitation, the following described assets owned or used by Premier:

     (a) any and all of its rights to and interests in all anesthesiologist management services contracts listed in Exhibit 1.1(a) hereto (the
                                                  --------------
          "Management Contracts");

     (b) all employment contracts of the Business for the professional services of the physicians and certified registered nurse anesthetists ("CRNA") currently working full-time in connection with the Management Contracts listed in Exhibit 1.1(b) hereto (the "Employment Contracts"); and
                   --------------

     (c) the following described assets of Premier or any affiliate if used in or required in the conduct of the Business:

          (i)  all equipment, business machines, computers, furniture,
                 furnishings, and other tangible   personal property listed in

                 Exhibit 1.1(c)(i) hereto;
                 -----------------

          (ii)   all claims and rights under the contracts of Premier listed in

                 Exhibit 1.1(c)(ii), which together with the Management
                 ------------------
                 Contracts and the Employment Contracts shall be referred to hereinafter as the "Assigned Contracts";

          (iii) all patient records and charts (to the extent permitted by law), all patient lists, and all personnel lists (whether past or present, whether stored in computer memory or on hard copy);

          (iv) all sales literature, promotional material and other general files and printed forms used by Premier;

          (v) all goodwill, trademarks, services marks and trade names used by Premier (including, without limitation, the names "Premier" and "Premier Anesthesia");

          (vi) all rights of Premier under licenses and other governmental approvals or permits;

          (vii) all telephone numbers and telephone and yellow pages directory listings;

          (viii) all inventory and supplies of Premier;

          (ix)   all rights to leasehold improvements and fixtures listed on

                 Exhibit 1.1(c)(ix) hereto;
                 ------------------

          (x)    all software used by Premier;

          (xi)   all payroll records for all employees of Premier;

          (xii) all information and documentation relating to the names, addresses and telephone numbers of Premier's referral sources;

          (xiii) all records and lists of third party payor and   case manager
                 contacts including names, addresses and telephone numbers;

          (xiv)  all records relating to vendors dealing with Premier; and

          (xv)   all financial records of Premier.

     The foregoing assets may be referred to herein collectively as the "Assets". The "Assets" shall not include any "Excluded Assets", as defined in
Section 1.2 below.

     The "Assets" shall include, without limitation, all properties and assets of the Business as reflected in the 1996 Financial Statement referred to in
Section 4.3 hereof and all properties and assets acquired by Premier after March 31, 1996, except those properties and assets disposed of thereafter in the ordinary course of business and except for the "Excluded Assets" as defined below.

ASI shall maintain the assets described in subparagraphs (a), (b), (c)(iii),
(c)(xi), (c)(xiii), (c)(xiv) and (c)(xv) described above for a period of at least three years following the Closing and shall grant Premier and its authorized representative access to and the right to make copies of such Assets for the purpose of enabling Premier to prepare tax returns and financial statements, prosecute or defend litigation, respond to governmental inquiries and for other legitimate purposes.

     1.2  Excluded Assets.  Notwithstanding the provisions of Section 1.1
          ---------------
hereof, the following described assets of Premier shall not be acquired by ASI, shall not constitute "Assets," and shall be defined herein as the "Excluded Assets":

     (a)  the minute books and stock ledger books of Premier;

     (b)  all cash of Premier as of midnight the day before the Closing Date;

     (c) all accounts receivable and all unbilled amounts for services of Premier as of midnight of the day before the Closing Date;

     (d)  any land or buildings owned by Premier;

     (e)  all pension plan assets of Premier;

     (f)  any personal automobiles not used in the Business;

     (g) any assets related to Premier's Cinet, physician recruiting and primary care physician management businesses which are not used or required in the conduct of the Business; and

     (h)  the assets described in Exhibit 1.2(h) hereof.
                                  --------------

     1.3  No Assumption of Liabilities.  It is expressly acknowledged and agreed
          ----------------------------
that, except as expressly provided below, ASI is assuming no obligations, debts or liabilities of Premier (and Premier shall indemnify ASI against any and all such debts, obligations and liabilities) including, without limitation, the following described debts, obligations or liabilities:

     (a) any liability, indebtedness or obligation of Premier for borrowed money, whether absolute or contingent, direct or indirect;

     (b) liabilities and obligations of Premier, the existence of which constitute a breach of any of the representations or warranties made by Premier in this Agreement or in any document delivered by Premier pursuant to this Agreement;

     (c) any liabilities or obligations arising out of or in connection with any litigation, claim, investigation or proceeding (including, without limitation, losses, costs, expenses, attorneys' fees, and damages incurred in connection therewith) which relate to Premier or relate to services performed or products delivered prior to the Closing or which arise out of actions taken by, or omissions of, Premier prior to the Closing (whether or not scheduled on Exhibit 4.8);
                                               -----------

     (d) any federal, state, local or other income taxes payable by Premier or any interest or penalties with respect thereto;

     (e) any liability under any employee benefit or welfare plan or regarding any compensation or withholding taxes owed to or with respect to any employee or independent contractor of Premier;

     (f) liabilities and obligations of Premier for payroll, wages, salaries, bonuses, vacation, sick pay and severance pay and other like amounts due to officers, directors, employees, contractors and agents of Premier;

     (g) liabilities and obligations of Premier based upon tortious or illegal conduct;

     (h) liabilities and obligations of Premier for any breach or violation, as of the Closing, of any contracts of Premier including, without limitation, the Assigned Contracts, arising out of events occurring prior to the Closing Date;

     (i) liabilities and obligations of Premier for environmental or ecological matters, including those relating to the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants, petroleum products, or waste (including, without limitation, medical waste);

     (j)  any liability or obligation of Premier for violations of law;

     (k) any liability of Premier arising under this Agreement or the transaction contemplated hereby;

     (l) any liability or obligation to Medicare, Medicaid, Blue Cross/Blue Shield (or any other third party payor) as a result of recapture of amounts paid by any such payor to Premier or any overpayments made by such payor to Premier or any disallowance of any claim of Premier;

     (m) any tort liability, products liability or malpractice liability of Premier;

     (n) liabilities and obligations of Premier incurred in connection with the preparation of this Agreement and the consummation of transaction contemplated hereby, including, without limitation, legal and accounting fees; and

     (o) trade payables and operating expenses of Premier incurred or accrued prior to the Closing Date.

All of the foregoing items described in clauses (a) through (o) above are referred to herein collectively as the "Excluded Liabilities".

     In addition, Premier will immediately reimburse ASI upon demand for any sales or similar tax (or any interest or penalties with respect thereto) which ASI may be required to pay or become liable for as a result of the consummation of the transactions and the sale of the Assets contemplated hereby.

     Notwithstanding the foregoing, ASI will assume the following obligations of Premier (the "Assumed Liabilities"):

     (i) any obligations of Premier under the "Assigned Contracts", but only to the extent that they represent obligations which are by their stated terms to be performed, in the ordinary course, subsequent to the Closing Date;

     (ii) any obligation to refund to contracting hospitals monies deposited with Premier in connection with the commencement of the Management Contracts and subject to claim for refund to the hospitals upon expiration or termination of the Management Contracts;

     (iii) any obligation to repay to contracting hospitals any monies previously advanced by the contracting hospitals to Premier in respect of accounts receivable outstanding and due to the contracting hospital as of the Closing Date, in the event that the Management Contracts were to be terminated on the Closing Date;

     (iv) the obligation of Premier pursuant to Section 3.10 of this Agreement to reimburse to ASI the cost of tail malpractice and general liability insurance coverage arising out of any action or omission of Premier in the conduct of the Business and occurring prior to Closing;

     (v) the obligation of Premier pursuant to Section 3.8 of this Agreement to reimburse to ASI any reasonable and necessary expenses incurred by it in connection with the collection of Premier's accounts receivable;

     (vi) the obligation of Premier to make the regular monthly payroll pursuant to the Employment Contracts for the month of May, 1996, which obligation is due on or about June 10, 1996, in the approximate aggregate amount of $1,600,000; and the obligation of Premier to pay certain employee bonuses due and payable after the Closing Date in respect of services rendered to Premier prior to the Closing Date; and

     (vii) the remaining balance due under the "warehouse" part of the National Century Financial Enterprises obligations referenced in Exhibit
                                                                  -------
           1.3(vii) hereto, in approximate amount of $7,500,000.
           --------

If ASI is required to pay more than $12,500,000 in satisfaction of the Assumed Liabilities described in Sections 1.3(ii) thru (vii) above, ASI shall be entitled to offset such excess payment or payments against any amounts (principal or interest) due under the Notes (as hereinafter defined) and to recover the same pursuant to Section 9.1 hereof.

     1.4  Freedom from Encumbrances.  The conveyance of the Assets to ASI
          -------------------------
hereunder shall be free and clear of all claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, leases, and encumbrances (all such claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, leases and encumbrances being referred to individually as an "Encumbrance" and collectively as "Encumbrances"), except solely for the Encumbrances listed on Exhibit 1.4 hereto and the Assigned Contracts.
                       -----------

       Section 2.   Amount, Payment and Allocation of Consideration.
       --------     -----------------------------------------------

      2.1  Amount and Payment.  At the "Closing" (as defined in Section 3.1
           ------------------
hereof), ASI shall deliver the following "Consideration" for the Assets and for the execution, delivery and performance by Premier and Jackson of the "Noncompetition Agreement" (as defined in Section 3.4(i) hereof):

          (i)    a promissory note (the "Primary Note") in the amount of:

                 (I)       $16,000,000.00, less

                 (II)    the amount of the Assumed Liabilities described in
                         Section 1.3(ii) thru (vi), to the extent of the allowable amounts stated in Section 1.3 hereof as determined on the Closing Date,

                 and payable in monthly installments of:

                 (I) accrued interest only beginning on the first day of the first calendar month immediately following the Closing Date (the "First Payment Date") and

                 (II) principal of $500,000 per month beginning on the first day of the seventh month following the First Payment Date and then $1,500,000 per month beginning on the first anniversary of the First Payment Date until the Primary Note is paid in full, in substantially the form attached hereto as Exhibit 2.1 (i); and
                                         ---------------

          (ii)   a promissory note (the "Variable Note") in the amount of:

                 (I)       $6,000,000.00, plus
                                          ----

                 (II) an amount equal to the product (not to exceed $3,000,000.00) of 4.09 times the amount, if any, by which the "Gross Margin Revenues of the Business" (as such term is defined on Exhibit 2.1(ii)(II)
                                                 -------------------
                         hereto during the twelve month period commencing on June 1, 1996 are greater than $5,380,000.00, less
                                                                      ----

                 (III) an amount equal to the product (not to exceed $6,000,000.00) of 4.09 times the amount, if any, by which the Gross Margin Revenues of the Business during the twelve month period commencing on June 1, 1996 are less than $5,380,000.00 and payable in monthly installments of:

                 (I)     accrued interest only beginning on the First Payment
                         Date and

                 (II)    principal of $1,500,000 per month   beginning on the
                         first day of the first full month following the payoff of the Primary Note, until the Variable Note is paid in full, in substantially the form attached hereto as
                         Exhibit 2.1(ii).
                         ---------------

The Primary Note and the Variable Note shall be sometimes hereinafter referred to collectively as the "Notes". Following the Closing and within 30 days following the end of each month ASI agrees to provide Premier with written statements in reasonable detail of ASI's calculation of the Gross Margin Revenues of the Business on a calendar month basis and a cumulative basis as of the date of such statement and to provide Premier and its authorized representatives with access to the books and records of ASI in order to audit ASI's calculations of the Gross Margin Revenues of the Business.

     2.2  Allocation.  The Consideration shall be allocated for tax purposes as
          ----------
provided in Exhibit 2.2 hereof and as otherwise required by Section 1060 of the
            -----------
Internal Revenue Code of 1986, as amended (the "Code") . Each party will timely file IRS Form 8594 as required under the Code, which shall be completed in conformity with the allocations set forth in this Agreement.


     Section 3.  Closing.
     ----------  -------

     3.1  Closing and Closing Date.  The closing (the "Closing") of the sale and
          ------------------------
purchase of the Assets and the execution and delivery of the other agreements and documents contemplated herein shall take place on June 1, 1996 (the "Closing Date") at the offices of Hunton & Williams, 4100 NationsBank Plaza, 600 Peachtree Street, N.E., Atlanta, Georgia, and the Closing shall be effective as of 12:01 o'clock a.m., EST, June 1, 1996.

     If the parties agree, the Closing may be consummated by exchange of signature pages by facsimile transmission, with the originals thereof to be delivered by mail as soon thereafter as practicable. At the Closing, all charges for rent, utilities, payroll, payments under Assigned Contracts, and other current operating expenses of the Business shall be prorated based on actual days elapsed for the appropriate period, with Premier being responsible for its share of such prorations through midnight of the day preceding the Closing Date.

     3.2  Action by ASI.  Upon the terms and subject to the conditions herein
          -------------
contained, at the Closing on the Closing Date, ASI will deliver to Premier the following:

          (i)    The certificate referred to in Section 6.1 hereof;

          (ii) The opinion of counsel for ASI referred to in Section 6.3 hereof;

          (iii) Resolutions of ASI, certified by an appropriate officer, authorizing the execution, delivery and performance of this Agreement and the other agreements to be delivered by ASI in connection with the Closing hereunder; and

          (iv) The Consideration in the manner specified in Section 2.1 hereof and in the form specified in Section 3.1 hereof.

     3.3  Action by Premier.  Upon the terms and subject to the conditions
          -----------------
herein contained, at the Closing on the Closing Date, Premier will deliver to ASI the following:

          (i) A duly executed Bill of Sale and Assignment in substantially the form of Exhibit 3.3(i) hereto;
                             --------------

          (ii)   The certificate referred to in Section 7.1 hereof;

          (iii) The opinion of counsel for Premier referred to in Section 7.3 hereof; and

          (iv) Resolutions of Premier, certified by an appropriate officer, authorizing the execution, delivery and performance of this Agreement and the other agreements to be delivered by Premier in connection with the Closing hereunder.

     3.4  Action by All Parties.  Upon the terms and subject to the conditions
          ---------------------
herein contained, at the Closing on the Closing Date, the parties will, as appropriate, execute and deliver to each other the following:

          (i) The "Noncompetition Agreement" in substantially the form attached hereto as Exhibit 3.4(i);
                                    --------------

          (ii) The "Guaranty and Stock Pledge Agreement" with stock power in substantially the form attached hereto as Exhibit 3.4(ii) and
                                                           ---------------
                 executed by Douglas R. Colkitt;

          (iii) A Consent to Assignment and Agreement to Substitute Parties in substantially the form attached hereto as Exhibit 3.4(iv) and
                                                           ---------------
                 executed by each of the contracting hospitals which is a party to the Management Contracts, wherein the hospital agrees to accept ASI as a substituted party in place of Premier in respect of its respective Management Contract and further agrees that the terms and conditions of the Management Contract shall constitute a contractual relationship between the hospital and ASI from and after the Closing Date, or another form of consent acceptable to ASI;

          (iv) ASI will sublet certain office space and equipment from Premier, allocate cost with respect thereto as set forth in
                 Exhibit 3.4(iv) and otherwise agree on the common occupancy and use of certain space, systems and equipment;

          (v) An option whereby Douglas R. Colkitt will have the option for a nominal sum to purchase all of the stock of Ronald E. Mayhorn, M.D., P.A., a Texas professional corporation (the "Sequin Practice"), in substantially the form attached hereto as
                 Exhibit 3.4(v); and
                 --------------

          (vi) A services agreement whereby the Seguin Practice agrees to engage ASI or assignee to perform management services and to provide facilities to the Seguin Practice, in substantially the form attached hereto as Exhibit 3.4(vi).

     3.5  Further Acts and Assurances.  From time to time and at any time, at
          ---------------------------
ASI's request, whether on or after the Closing Date, and without further consideration, Premier shall, at its expense, execute and deliver such further documents and instruments of conveyance and transfer and shall take such further actions (i) as may be reasonably necessary to transfer and convey to ASI all of the right, title and interest in and to the Assets, free and clear of any Encumbrance whatsoever, or (ii) as may be reasonably necessary to carry out the intent of this Agreement and the transactions contemplated hereby, or (iii) as may be reasonably necessary in connection with any audit which ASI may conduct of Premier's financial statements, which audit (if any) shall be at ASI's sole expense.

     3.6  Continuation of Licenses.  Premier shall maintain all of Premier's
          ------------------------
licenses, permits and provider numbers (including, without limitation, Premier's Medicare/Medicaid provider numbers) until such time as said licenses, permits and provider numbers have been transferred to ASI, and Premier shall make the same available to ASI to the extent allowed by law. Premier shall cooperate reasonably in the transfer of all licenses, permits and provider agreements to ASI, and should any such licenses or provider agreements not be transferred or issued to ASI, Premier shall restructure the transaction to achieve the equivalent economic benefits to ASI.

     3.7  Audit.  ASI shall have the right to cause its accounting firm to audit
          -----
the Financial Statements and the Business Operating Statements (as hereinafter defined) of Premier limited to the current year and the two years prior to the current year at ASI's expense for the purpose of preparing financial statements with respect to the Business in accordance with generally accepted accounting principles for carveout accounting of the operation of the Business as a stand-alone business. Premier shall cooperate reasonably in connection with any such audit or audits and will execute management letters and other documents reasonably requested in connection with any such audit or audits or any equity offering by ASI.

     3.8  Collection of Premier's Accounts Receivable.
          -------------------------------------------

     (a) ASI and Premier each hereby acknowledge that Premier has entered into that certain First Amended and Restated Sale and Subservicing Agreement dated as of June 5, 1994, as amended, supplemented or replaced in whole or in part, from time to time (the "Sale Agreement"), with NPF V, Inc.; an Ohio corporation ("NPF"), and National Premier Financial Services, Inc., an Ohio corporation, whereby Premier sold to NPF and NPF purchased from Premier, certain of Premier's receivables, as such term is defined in the Sale Agreement (referred to herein as "Purchased Receivables"), to which all right, title and interest in such Purchased Receivables belongs to NPF. ASI and Premier further acknowledge that, in accordance with the terms and provisions of the Sale Agreement, Premier is obligated to pursue the collection of such Purchased Receivables and to remit the same to NPF within one (1) business day of Premier's receipt of the same. ASI hereby agrees to use its best efforts to assist Premier in Premier's collection efforts regarding such Purchased Receivables. In the event ASI and/or Premier come into possession of collections to which all right, title and interest belongs to NPF from third party payors with respect to the Purchased Receivables, ASI and Premier hereby agree to remit such collections directly to NPF within one (1) business day of receipt of the same in accordance with the terms and provisions of the Sale Agreement.

     (b) In the event ASI comes into possession of collections with respect to receivables not purchased by NPF (referred to herein as "Non-Purchased Receivables") to which all right, title and interest does not belong to NPF, ASI will remit such collections or cause the same to be paid to Premier within five
(5) days after receipt thereof.

     (c) ASI shall invoice Premier and Premier shall pay to ASI an amount equal to 1-1/2% of the amount of all collections with respect to the Purchased Receivables and/or Non-Purchased Receivables in connection with ASI's assistance in collecting such amounts to reimburse ASI for its costs and expenses in connection therewith. ASI does not warrant that it will be able to collect any certain amount of Premier's receivables. ASI will not be required to employ attorneys or institute any litigation in attempting to collect Premier's receivables. ASI agrees to utilize, if available, the same billing and collection personnel utilized by Premier prior to the Closing Date in ASI's collection efforts. In the event Premier determines that Non-Purchased Receivables are uncollectible by Premier in the ordinary and customary course of business, Premier shall by written notice relieve ASI from the responsibility of collecting such Non-Purchased Receivables, and shall assign all rights and interest in such Non-Purchased Receivables to ASI.

     3.9  Approval of Transactions by Premier's Shareholders.
          --------------------------------------------------

     (a) Premier shall promptly seek to obtain the approval of the holders of the requisite majority of its shares to the transactions contemplated by this Agreement (the "Requisite Approval") and in any event shall call a meeting for the purpose of obtaining such approval on or before October 1, 1996. Premier represents to ASI that Premier is highly confident that it can obtain the Requisite Approval on or before October 1, 1996.

     (b) If for any reason Premier on or before October 1, 1996 (A) shall not have obtained the Requisite Approval, or (B) shall not have obtained a written legal opinion that such the Requisite Approval is not required, Premier and ASI agree that the following shall occur:

          (i) ASI shall transfer all of the Assets to Premier effective May 31, 1996. For purposes of this transfer to Premier (the "Retransfer"), the term "Assets" shall include additions to, modifications of and deletions from the Assets occurring in the ordinary course of the Business from the Closing Date to the date of the Retransfer (the "Interim Period");

          (ii) the Notes shall be canceled and re-delivered to ASI;

          (iii) Premier shall assume and agree to pay and perform all of the Assumed Liabilities and indemnify ASI from any liability therefore;

          (iv) Premier shall pay to ASI, or ASI shall pay to Premier, as the case may be, an amount necessary to place the respective parties in the financial positions at May 31, 1996 which would have occurred if the transactions contemplated by this Agreement had not been consummated on June 1, 1996. In calculating the amount due pursuant to this subparagraph (iv), the parties shall calculate the net revenues of the Business (gross revenues minus all costs), if any, received by ASI during the Interim Period and ASI shall reimburse Premier for the amount of such net revenues or, if the costs incurred by ASI associated with the Business exceed the revenues received by ASI from the Business during such Interim Period, thereby producing a net loss, Premier shall reimburse ASI the amount of such net loss.

          (v) In the event of a Retransfer as contemplated by this Section 3.10(b), the parties agree to cooperate in good faith to effectively rescind the transactions contemplated by this Agreement as of May 31, 1996, and Premier agrees that in connection with such rescission first priority should be ensuring that ASI does not incur any net costs or loss as a result of operating the Business during the Interim Period.

     3.10  Liability Coverage.  ASI agrees to include Premier as an insured
           ------------------
under ASI's malpractice and general liability insurance coverage in order that Premier will have insurance coverage for any event or circumstance arising out of any action or omission of Premier in the conduct of the Business and occurring prior to the Closing Date, which insurance shall be at least equivalent to the insurance coverage of Premier immediately prior to the Closing Date. Premier agrees to reimburse ASI for any expenses (including the cost of insurance) incurred by ASI in acquiring tail malpractice and general iability insurance coverage arising out of any action or omission of Premier in the conduct of the Business and occurring prior to the Closing Date. ASI agrees to cause Premier to be named as an additional insured on each insurance.

     Section 4.  Representations and Warranties of Premier.
     ----------  -----------------------------------------

     Premier hereby jointly and severally represents, warrants, covenants and agrees to and with ASI as follows:

     4.1  Premier's Existence and Power.  Premier is a corporation duly
          -----------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Premier is qualified to do business and in good standing in each state where the failure to be so qualified and in good standing would have a material adverse affect on Premier's business. Premier has the corporate power to own its property and to carry on the Business as now being conducted.

     4.2  Accuracy of Financial Statements.  Premier has delivered to ASI as
          --------------------------------
Exhibit 4.2 a copy of the unaudited financial statements of Premier for the
- -----------
years ended December 31, 1993 and 1994, and an unaudited balance sheet and an income statement for the year ended December 31, 1995 (the "Financial Statements"). The unaudited balance sheet and income statement for the year ended December 31, 1995 is referred to hereinafter as the 1995 Financial Statement". The Financial Statements are complete and accurate and fairly present the financial condition of Premier and the income and expenses of Premier as of the respective dates thereof. Except as noted in Exhibit 4.2, the
                                                                -----------
Financial Statements have been prepared on an accrual basis and are accurate. Premier has no material liabilities or obligations (including, without limitation, any liability for federal, state or local taxes of Premier), for any period ended on or prior to the 1995 Financial Statement or any liability or obligation in connection with any transaction or state of affairs entered into or existing on or before the date thereof, which is not fully reflected on the 1995 Financial Statement.

     4.3  Operating Statements of the Business.  To the best knowledge and
          ------------------------------------
belief of Premier and Jackson, Exhibit 4.3 attached hereto is an accurate and
                               -----------
complete statement of the following items with respect to the Business for the twelve month period ending December 31, 1994 and 1995 and for the one-month period ending March 31, 1996 (the "Business Operating Statements"):

          (a)    Revenues to Premier accrued under the Management Contracts;

          (b) Compensation and other payments accrued under the Employment Contracts and any other of the Assigned Contracts;

          (c) Salaries and other compensation accrued to the employees listed on Exhibit 4.3(c) (the "Transferred Employees"), who are those
                    --------------
                 current employees of Premier who devote all or a substantial portion of their work time to the Business; and

          (d)    Other cost and expenses as more particularly shown on Exhibit
                                                                       -------
                 4.3 hereto which Premier believes are primarily attributable to
                 ---
                 the Business.

As noted on Exhibit 4.3 hereto, the Business Operating Statements do not reflect
            -----------
any allocation of the compensation of executive officers of Premier who are not listed as Transferred Employees, general and administrative cost, office or equipment rent or other charges, income or other taxes, interest expense, depreciation or amortization, or legal, accounting or other professional fees. The Business Operating Statements are prepared on an accrual basis and are complete and accurate after taking into account the exclusions, adjustments and allocations described in the Business Operating Statements and in this Section
4.3. The Business Operating Statements, together with the exclusions, adjustments, and allocations described in the Business Operating Statements and in this Section 4.3 are adequate for purposes of completing the audit described in Section 3.7 hereof.

     4.4  Properties of Premier.
          ---------------------

          (i) Except as set forth in Exhibit 4.4(i) attached hereto, the 1995
                                     --------------
Financial Statement reflects all of the properties presently owned by Premier and used in the Business.

          (ii) Exhibit 4.4 (ii) attached hereto is an accurate and complete list
               ----------------
of all real or personal property which is used by Premier in the Business and which either is not owned by Premier or is leased or rented by Premier.

          4.5    Taxes and Tax Returns.  Premier has filed all federal, state
                 ---------------------
and local tax returns and reports of Premier which have become due to be filed (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls), and such returns are complete and accurate in all material respects. Premier has paid all taxes, assessments, fees, interest, penalties (if any) and other governmental charges due with respect to the periods covered by such tax returns and reports and as reflected on said returns and reports. Premier is not delinquent in the payment of any taxes, assessments or governmental charges, and there are no assessments of additional taxes threatened against Premier or any of Premier's properties. No waiver of any statute of limitations or agreement for extension of time for assessment in respect of any tax liability of Premier has been given by Premier which is presently in effect. Without limiting the foregoing, (a) Premier has timely filed all FICA, FUTA and similar state and local tax returns and withholding of employee tax returns and reports of Premier which have become due to be filed and has paid all amounts required to be paid thereunder, and (b) Premier has paid over to the appropriate taxing authorities all amounts required to have been withheld by Premier from employee compensation, except such withheld amounts not yet due to have been paid over, all of which amounts not yet paid over are being held by Premier for the account of the appropriate taxing authority. The income tax returns of Premier have never been audited by any taxing authority. Premier does not know of any questions which have been raised by any federal, state or local taxing authority relating to taxes or assessments of Premier which, if determined adversely to Premier, would result in the assertion of any tax deficiency.

     4.6  Contracts.  Exhibit 1.1(c)(iii) is a list of the Assigned Contracts.
          ---------   -------------------
Except as set forth in this Agreement or one of the Exhibits hereto, Premier is not a party to any contract, agreement, lease, or power of attorney of any kind whatsoever that is materially important to the conduct of the Business. As to Premier, all Assigned Contracts are valid and are in full force and effect according to their material terms, and no material default by Premier exists under any such contract lease or agreement and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a material default under any such contract, lease or agreement. To Premier's knowledge, all Assigned Contracts are valid as to the other contracting parties thereto and there is no material default by any such party existing under the Assigned Contracts and no condition or state of facts exists which, with notice or the passage of time, or both would constitute a material default by any such party thereunder. All Assigned Contracts are enforceable in accordance with their terms by Premier against all other parties thereto in all material respects. Neither the execution, the delivery nor the performance of this Agreement by Premier will cause any default in or breach of any provision of Premier's Articles of Incorporation, as amended, bylaws or any agreement or commitment to which Premier is a party or by which Premier is bound, and none of such actions will result in either acceleration, or any similar right of any other party, under any Assigned Contract, or constitute a default under any Assigned Contract, or result in the creation or imposition of any Encumbrance against the Assets.

     4.7  Compliance with Laws.  Premier is in compliance in all material
          --------------------
respects with the laws, regulations, rules and decrees of all governmental authorities whatsoever relating to the conduct of its business, including, without limitation, the Fair Labor Standards Act.

     4.8  Litigation.  Except for litigation or proceedings which will not
          ----------
adversely affect Premier's ability to perform under this Agreement and litigation or proceedings which will have no material adverse affect on the Business and except as scheduled in Exhibit 4.8, to Premier's knowledge, there
                                    -----------
is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Premier or affecting Premier or the Business or any of its assets, at law or in equity or before any federal, state, municipal, local or other governmental authority, or before any arbitrator, nor does Premier know of any reasonable basis for any such litigation, action, suit, proceeding or investigation. To Premier's knowledge, Premier is not subject to any known order, writ or decree of any court or other governmental authority which would impair Premier's ability to perform under this Agreement or adversely affect the Business after the consummation of the transaction contemplated by this Agreement.

     4.9  Employee Plans and Agreements.  Premier is not a party to any
          -----------------------------
collective bargaining or labor agreement or to any written employment agreement, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare, or incentive plan or policy or increases in the rate of remuneration entered into with or for the benefit of present or former employees, whether or not unionized, of Premier or any other like agreement, plan or policy, other than as set forth in Exhibit 4.9.
                                                           -----------

     4.10  Insurance.    All insurance maintained by Premier relating to the
           ---------
Business is listed and described on Exhibit 4.10 attached hereto.
                                    ------------

     4.11  Absence of Certain Changes.  Except as described in Exhibit 4.11,
           --------------------------                          ------------
since March 31, 1996, Premier has not:

          (i) mortgaged, pledged or subjected (whether or not voluntarily) to any Encumbrance, any of the Assets, other than Encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money, or the obtaining of advances or credit, and which do not in the aggregate impair the use or value thereof in the operation of the business of Premier;

          (ii) sold, assigned or transferred or agreed to sell, assign or transfer any of the Assets or cancelled any debts or claims, except in each case in the ordinary course of business;

          (iii) sold, assigned, or transferred or agreed to sell, assign or transfer any trade names, or other intangible assets, or permitted existing rights with respect thereto to lapse;

          (iv) suffered any extraordinary loss or knowingly waived or permitted to lapse any right of substantial value;

          (v) failed to comply in any material respect with any applicable local, state or federal law, rule or regulation; or

          (vi) suffered any event or condition of any character, materially and adversely affecting the business, properties or prospects of the Business.


     4.12  Employees.  A listing of all Transferred Employees (including their
           ---------
rates of pay and their accrued but unpaid vacation and sick days) of Premier is attached as Exhibit 4.12.
            ------------

     4.13  Authority.  Premier has the corporate power to execute and deliver
           ---------
this Agreement and consummate the transactions contemplated hereby and has taken (or by the Closing Date will have taken) all action required by law, its Certificate of Incorporation, bylaws or otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby, including, without limitation, execution and delivery of the Bill of Sale and Assignment.

     4.14  Licenses.  Exhibit 4.14 contains a list of all governmental or other
           --------   ------------
licenses and permits held by (i) Premier relating to the operation of the Business (including, as to each such license or permit, the name of the owner of the license or permit, the issuing authority, a description of the subject matter of the license or permit, and the termination date, if any, or notice requirement with respect to termination and renewal options) and (ii) all other personnel in connection with their services for the Business. Except for the licenses and permits described on Exhibit 4.14, there are no other licenses or
                                  ------------
permits required for Premier to operate the Business. All such licenses and permits are in full force and effect and have not been and there currently are not any material default or deficiencies thereunder by any party; and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a material default or deficiency thereunder. The validity, continuation and effectiveness of all of Premier's licenses and permits will in no way be affected by the transfer of such licenses under this Agreement, or, if any would be affected, Premier shall use all reasonable and necessary means at its disposal to cause an appropriate consent to such transfer to be delivered at no cost or other adverse consequence to ASI, to the transferee or to the Business. Premier is not aware of any proceeding or investigation by any governmental agency (including, without limitation the Health Care Financing Administration or any Ethics Board) relating to the Business. Except as disclosed in Exhibit 4.14, Premier is not
                                                  ------------
currently the subject of a malpractice suit.

     4.15  Finders or Brokers.  Premier will indemnify and hold ASI harmless
           ------------------
against claims (and attorneys' fees and expenses in the defense thereof) of any person, firm or corporation for finder's fees, broker's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder due to acts of Premier.

     4.16  Disclosure.  No representation or warranty by Premier in this
           ----------
Agreement and no statement pertaining to Premier in this Agreement or any document, Exhibit or certificate furnished or to be furnished to ASI pursuant hereto will contain any materially untrue statement.

     4.17  Validity of Agreements.  Upon execution and delivery by all parties,
           ----------------------
the obligations of Premier under this Agreement and all other agreements to be executed by Premier in connection herewith, will constitute the valid and binding obligation of Premier, and be binding against them and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and except as the enforceability is subject to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.18  Bulk Sales.  Premier shall indemnify and hold ASI harmless from any
           ----------
and all liability, damages or attorneys' fees suffered or incurred by ASI resulting from any failure by Premier to comply with any applicable bulk sales law relating to the transactions contemplated hereby.

     4.19  Title to Assets.  Except as described in Exhibit 4.19 hereto, Premier
           ---------------                          ------------
holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances.

     4.20  Transfer Not Subject to Encumbrances or Third-Party Approval.  Except
           --------------------------------------------------- --------
as disclosed in Exhibit 4.20 hereto, the execution and delivery of this
                ------------
Agreement by Premier and Jackson, and the consummation of the contemplated transactions, will not result in the creation or imposition of any Encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

     4.21  Condition of Personal Property.  All tangible personal property,
           ------------------------------
equipment, fixtures and inventories included within the Assets or required to be used in the ordinary course of Premier's business are in good condition and are suitable for the purposes for which they are being used. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products.

     4.22  Investment Representation.  Except for possible intercompany
           -------------------------
transfers or assignments for collateral, Premier is acquiring the Notes for its or his own account for investment and without a view to, or for sale in connection with, any distribution thereof, or with any present intention of selling or distributing all or any part thereof . Premier is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended. Premier acknowledges that the Notes has not been registered under the Securities Act of 1933, as amended, or under any state securities laws and cannot be resold unless so registered or unless an exception from registration is available. Premier has had sufficient opportunity to ask questions of the executive officers of ASI and to obtain information from ASI and each acknowledges that ASI is not under any obligation to register for public sale the Notes.

       Section 5.   Representations and Warranties of ASI.
       ---------    -------------------------------------

     ASI represents, warrants, covenants and agrees to and with Premier as follows:

     5.1  Organization and Standing of ASI.  ASI is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as now being conducted; and is duly qualified to do business in each jurisdiction in which the nature of the property owned or leased or the nature of the businesses conducted, specifically including the State of Georgia.

     5.2  Authority.  ASI has corporate power to execute and deliver this
          ---------
Agreement and consummate the transactions contemplated hereby and has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, bylaws or otherwise to authorize such execution and delivery, and the consummation of the transactions contemplated hereby, including, without limitation, execution and delivery of the Notes.

     5.3  Finders or Brokers.  ASI will indemnify and hold Premier harmless
          ------------------
against claims (and attorneys, fees and expenses in the defense thereof) of any person, firm or corporation for finder's fees, broker's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder due to acts of ASI.

     5.4  Validity of Agreements.  Upon execution and delivery by all parties
          ----------------------
hereto, this Agreement and all other agreements to be executed by ASI in connection herewith will constitute the valid and binding obligation of ASI and be binding against ASI and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and except as the enforceability is subject to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 6.  Conditions Precedent to the Obligations of Premier.
     ---------   --------------------------------------------------

     All obligations of Premier which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by ASI at or prior to the Closing and to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by Premier at any time at or prior to the Closing):

     6.1  Representations and Warranties True.  All of the representations and
          -----------------------------------
warranties made by ASI contained in Section 5 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects; ASI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by ASI prior to or at the Closing; and Premier shall have been furnished with a certificate of the President or any Vice President of ASI dated the Closing, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

     6.2  Authority.  All action required to be taken by or on the part of ASI
          ---------
to authorize the execution, delivery and performance of this Agreement by ASI and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of ASI.

     6.3  Opinion of Counsel.  Premier shall have been furnished with an
          ------------------
opinion, dated as of the Closing Date, of Marcy Colkitt, Esq., general counsel to ASI, to the effect set forth in Exhibit 6.3 attached hereto.
                                   -----------

     6.4  No Obstructive Proceeding.  No action or proceedings shall have been
          -------------------------
instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Premier which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

       Section 7.  Conditions Precedent to the Obligations of ASI.
       ---------   ----------------------------------------------

     All obligations of ASI which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by Premier at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by ASI at any time at or prior to the Closing):

     7.1  Representations and Warranties True.  All of the representations and
          -----------------------------------
warranties of Premier contained in Section 4 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects; Premier shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Premier prior to or at the Closing; and ASI shall be furnished with a certificate of an officer of Premier, dated the Closing, certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.

     7.2  Authority.  All action required to be taken by or on the part of
          ---------
Premier to authorize the execution, delivery and performance of this Agreement by Premier and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Premier.

     7.3  Opinion of Counsel.  Premier shall have delivered to ASI an opinion,
          ------------------
dated as of the Closing Date, of Hunton & Williams, counsel to Premier, in form and substance to the effect set forth in Exhibit 7.3 attached hereto or as
                                         -----------
otherwise acceptable to ASI.

     7.4  No Obstructive Proceeding.  No action or proceedings shall have been
          -------------------------
instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against ASI or its affiliates which seeks to, or would, render it unlawful as of the Closing to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

     7.5  Consents and Approvals.  Each of the parties to any of the Assigned
          ----------------------
Contracts under which the asset sale contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given.

     7.6  No Adverse Change.  From March 31, 1996 until the Closing, (a) the
          -----------------
operations of the Business shall have been conducted in the ordinary course of business; (b) no event shall have occurred or have been threatened which has or would have a material and adverse affect upon the Business; and (c) Premier shall not have sustained any loss or damage to its assets or property, whether or not insured, or union activity, that affects materially and adversely its ability to conduct the Business.

     7.7  Release of Encumbrances.  All Encumbrances affecting the Assets shall
          -----------------------
have been released at or prior to the Closing.

     7.8  Licenses. All applications for the transfer of all licenses, permits
          --------
and provider numbers and agreements required in order to continue to operate the Business shall have been properly filed and ASI shall be satisfied that all such licenses, permits and provider numbers and agreements shall in due course be properly transferred to ASI, effective as of the Closing.

     Section 8.  Covenants of ASI.
     ---------   ----------------

     8.1  Best Efforts to Secure Consents and Approvals.  ASI shall take all
          ---------------------------------------------
necessary corporate and other action and obtain all consents and approvals required by ASI to carry out the transactions contemplated by this Agreement and to satisfy the conditions precedent specified herein and shall provide Premier with information regarding ASI and Equimed, Inc. required to enable Premier to prepare its proxy material regarding the transaction contemplated herein.

     8.2  Handling of Documents.  Until the Closing, ASI shall keep confidential
          ---------------------
all information provided by Premier pursuant to this Agreement which is not in the public domain, and shall exercise the same care in handling such information as it would exercise with similar information of its own. If the Closing does not occur ASI shall return all such documentation and keep the same confidential.

     Section 9.  Covenants of Premier.
     ---------   --------------------

     9.1  Access and Information.  Prior to the Closing, Premier shall give to
          ----------------------
ASI and ASI's lenders, investors and representatives reasonable access during normal business hours to the Business's premises, books, accounts and records and all other relevant documents and will make available, and use Premier's best efforts to cause its independent auditors to make available, copies of all such documents and information with respect to the business and properties of Business as representatives of ASI may from time to time request, including, without limitation, the working papers used to prepare the Financial Statements, all in such manner as not unduly to disrupt Premier's normal business activities. Prior to the Closing Date, Premier shall be available to confer on a regular and frequent basis upon request by ASI with one or more representatives of ASI to report material operational matters and to report the general status of on-going operations.

     9.2  Conduct of Business.  Prior to the Closing, except as otherwise
          -------------------
approved by ASI, Premier shall conduct the Business only in the ordinary course consistent with past practice and in such a manner that representations and warranties contained in Section 4 shall be true and correct at and as of the Closing (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Premier at the Closing shall have been satisfied. Premier shall, consistent with conducting the Business in accordance with reasonable business judgment, preserve the Business intact; use its best efforts to keep available to the Business the services of its present employees (except those dismissed by Premier with the written consent of ASI or those who voluntarily discontinue their employment); and preserve for ASI the goodwill of the suppliers, patients and others having business relations with Premier.

     9.3  Best Efforts to Secure Consents and Approvals.  Premier shall take the
          ---------------------------------------------
necessary corporate or other action and shall use its best efforts to secure before the Closing all necessary consents, approvals and amendments of agreements required of Premier to carry out the transactions contemplated by this Agreement and to satisfy the conditions precedent specified herein.

     9.4  Use of Name.  At the Closing or thereafter upon the request of ASI,
          -----------
Premier will provide to ASI such consents and shall perform such other acts as may be necessary to enable ASI to have the exclusive right to use the name "Premier Anesthesia" and such other trade names to trademarks used by Premier in connection with the Business.

     9.5  No Shop Agreement.  Prior to the Closing, Premier and Jackson each
          -----------------
agrees not to make any offer or entertain any unsolicited offer, for the sale, lease or transfer of all or any part of the Business, to or from any person or entity other than ASI.

     9.6  Satisfaction of Conditions.  ASI and Premier shall cooperate and
          --------------------------
otherwise use their best efforts in causing all conditions to Closing within their control to be satisfied.

     9.7  Proxy Statement.  Premier shall prepare as promptly as practicable a
          ---------------
Proxy Statement in compliance with the provisions of the Securities Exchange Act of 1934, as amended, for purposes of soliciting proxies in connection with the special shareholders meeting described in Section 9.8.

     9.8  Special Shareholders Meeting.  Premier shall duly call, give notice
          ----------------------------
of, convene and hold a special shareholders meeting to approve the transactions contemplated by this Agreement. Subject to its fiduciary obligations, the Board of Directors of Premier will unanimously recommend to its shareholders approval of the transactions contemplated by this Agreement, and Premier shall take all such actions consistent with the fiduciary obligations of its Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies.

     9.9  Conduct of Business Pending Closing.  From the date of this Agreement
          -----------------------------------
and continuing until the Closing Date, except as may be approved by the parties in writing or as otherwise expressly provided in this Agreement, Premier shall not:

          (i) mortgage, pledge or subject (whether or not voluntarily) to any Encumbrance, any of the Assets, other than Encumbrances incidental to the conduct of the Business or the ownership of its property and assets which were not incurred in connection with the borrowing of money, or the obtaining of advances or credit, and which do not in the aggregate impair the use or value thereof in the operation of the Business;

          (ii) sell, assign or transfer or agree to sell, assign or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary course of business;

          (iii) sell, assign or transfer or agree to sell, assign or transfer any trade names, or other intangible assets, or permit existing rights with respect thereto to lapse;

          (iv) suffer any extraordinary loss or knowingly waive or permit to lapse any right of substantial value;

          (v) fail to comply in any material respect with any applicable local, state or federal law, rule or regulation; or

          (vi) suffer any event or condition of any character, materially and adversely affecting the business, properties or prospects of the Business.

     Section 10.  Covenants of ASI and Premier.
     ----------   ----------------------------

     10.1  Public Announcements.  Except with the prior written consent of the
           --------------------
other party or if required by law, neither Premier nor ASI will, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby.

     10.2  Notification of Certain Matters.  Premier shall give prompt notice to
           -------------------------------
ASI, and ASI shall give prompt notice to Premier, of (i) the occurrence, or failure to occur, of any event which such party believes would likely cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (ii) any material failure of Premier or ASI, as the case may be, or any officer, director, employee or agent hereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (v) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Business.

     Section 11.  Termination.
     ----------   -----------

     11.1  General.  ASI on the one hand, or Premier on the other hand, may by
           -------
giving written notice to the other at any time on or prior to the Closing Date (unless extended by mutual agreement of the parties) terminate this Agreement if
(a) a material default shall be made by the other in the observance of or in the due and timely performance of the covenants and agreements herein contained, which default cannot be cured on or prior to the Closing, or (b) if, as of the Closing, the conditions precedent to the performance of the obligations of the one giving such notice shall not have been fulfilled and shall not have been waived by such party.

     11.2  ASI's Right to Inspection.  Premier acknowledges that ASI has not
           -------------------------
completed its investigation of the likelihood of obtaining the required consents from the contracting hospitals to the substitution of ASI in place of Premier in respect of the Management Contracts or the conditions for arrangements for payments of the National Century Financial Enterprises obligations referenced in
Section 2.1(iii) hereof. Accordingly, ASI shall have the right prior to the Closing Date to terminate this Agreement if, in the opinion of ASI, any material adverse matter is revealed by its inspection of these matters.

     Section 12.  Indemnification.
     ----------   ---------------

     12.1  Indemnity by Premier.  Premier shall indemnify, defend and hold
           --------------------
harmless ASI and each affiliate of ASI from and against:

          (a)    all Excluded Liabilities;

          (b) any and all losses, damages, costs or deficiencies resulting from any and all misrepresentations or breaches of warranty or failures to perform agreements or undertakings by Premier contained in or made pursuant to this Agreement, the Noncompetition Agreement or in other agreements executed by Premier in connection with this Agreement; and

          (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, attorneys' fees, interest, penalties and amounts paid in settlement of any such claim) relating to any of the foregoing.

Premier shall pay to ASI or any affiliate of ASI, as the case may be, all amounts owed to ASI pursuant to this Section 9.1 within thirty (30) days after written demand therefor. In the event that any third person, including, without limitation, any governmental taxing authority, shall assert any claim or action in excess of $1,000 against ASI or an affiliate of ASI which, if successful, might result in a claim for indemnity hereunder (collectively, an "indemnifiable loss"), ASI shall notify Premier, in writing, of such claim or action, and at

Premier's option, Premier may, at its sole expense, assume control over the defense of such claim or action, but in any event ASI (and its affiliate, as the case may be) shall have the right to participate in the defense of any such claim or action. If, after notice thereof, Premier shall not assume the defense of, or if after so assuming such defense Premier shall fail to continue to defend, any such claim or action, ASI (and its affiliate, as the case may be) may defend any such claim or action and ASI (and its affiliate , as the case may be) may then settle or compromise such claim or action on terms it deems reasonable. Premier shall promptly satisfy and pay any final judgment rendered with respect to any such claim or action or any compromise or settlement thereof and shall pay the reasonable expenses, legal or otherwise of ASI (and its affiliate, as the case may be) in the defense of any such claim or action. If Premier does not pay any such indemnifiable loss pursuant to any such judgment, settlement or compromise within thirty (30) days after written demand, ASI may pay the same and set off the amount paid against payments due to Premier under the Notes. If ASI (or an affiliate of ASI) suffers an indemnifiable loss directly (not as a result of a third party claim or action) , ASI may set off the amount of the same against payments due to Premier or demand payment therefor from Premier under the Notes provided that ASI shall have given Premier at least thirty days written notice before such set off and provide Premier with detailed written information concerning the amount and nature of such indemnifiable loss. In order to entitle ASI to set off the amount of an indemnifiable loss against amounts due Premier under the Notes, such loss must be fixed in amount and not contingent or subject to speculation or estimations, must have actually been paid or suffered by ASI, must not be anticipatory on the part of ASI and ASI must have taken reasonable actions to mitigate such indemnifiable loss. In the event ASI notifies Premier that ASI intends to offset under the Notes for such an indemnifiable loss, Premier shall have the right and option to nevertheless require ASI to pay the full amount otherwise due under the Notes but for such offset to an independent escrow agent to be held in an interest bearing account for the benefit of ASI or Premier (depending on which party shall ultimately be entitled to the funds paid into escrow), and the parties shall promptly arbitrate any disputes relating to entitlement to such escrow funds by arbitration pursuant to Section 13.4 of this Agreement.

     12.2  Remedies Cumulative.  The remedies provided herein shall be
           -------------------
cumulative and shall not preclude any party from asserting any other rights or seeking any other remedies to which such party is entitled by law.

     Section 13.  Miscellaneous.
     -----------  -------------

     13.1  Expenses.  All expenses incurred by the parties in connection with
           --------
the preparation of this Agreement and the other agreements contemplated hereby and in connection with the closing of the transactions contemplated hereby, including, without limitation, attorneys, fees, accounting fees, investment advisor's fees and disbursements, shall be borne by the respective parties incurring such expense.

     13.2  Notices.  All notices, demands and other communications hereunder
           -------
shall be written and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid, to the address set forth below:

     To ASI:            Anesthesia Solutions, Inc.
                        2171 Sandy Drive
                        State College, PA 16803
                        Attention:  Dr. Douglas R. Colkitt

     with a copy to:    Marcy L. Colkitt, Esq.
                        ASI General Counsel
                        2171 Sandy Drive
                        State College, PA 16803

     To Premier:        Allegiant Physician Services, Inc.
                        500 Northridge Road, Suite 500
                        Atlanta, GA 30350
                        Attn:  Richard L. Jackson, President

     with a copy to:    C. L. Wagner, Jr., Esq.
                        Hunton & Williams
                        NationsBank Plaza, Suite 4100
                        600 Peachtree Street, N.E.
                        Atlanta, Georgia 30308

or to such other address as ASI or Premier may designate by written notice to the other. Notices delivered in person shall be deemed delivered on the date of delivery and notices mailed, as aforesaid, shall be deemed delivered forty-eight
(48) hours after the date mailed. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be a receipt of the notice, request or other communication. Any notice, request or other communication required or permitted to be given by any party may be given by such party's legal counsel.

     13.3  Entire Agreement.  This Agreement and the Exhibits, and the other
           ----------------
agreements, schedules and documents delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, letters of intent negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

     13.4  Governing Law; Arbitration.  This Agreement shall be construed and
           --------------------------
interpreted under the laws of the State of Georgia, exclusive of the principles of conflicts of laws. The parties agree that all disputes concerning this Agreement shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Atlanta, Georgia, by three arbitrators. The party initiating arbitration shall give the other notice of the matter in dispute. If the parties fail to agree upon the arbitrators within ten days after notice of initiation of the arbitration is given, the American Arbitration Association shall select the arbitrators. All determinations and the final decision of the arbitrators shall be made in writing. The fees and expenses of the arbitrators shall be awarded by the arbitrators in their discretion as part of the award. The arbitrators' award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrators. The arbitrators will have the right to make a final determination of the parties rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

     13.5  Section and Exhibit Headings.  The Section and Exhibit headings are
           ----------------------------
for reference only and shall not limit or control the meaning of any provisions of this Agreement.

     13.6  Waiver.  No delay or omission on the part of any party hereto in
           ------
exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     13.7  Nature and Survival of Representations.  All statements contained in
           --------------------------------------
any certificate delivered by or on behalf of a party to this Agreement pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made by such party hereunder. The covenants, representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the Closing for the applicable period of the statute of limitations.

     13.8  Exhibits.  All Exhibits, schedules and documents referred to in or
           --------
attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

     13.9  Assignment.  Except as provided below, neither party shall assign
           ----------
this Agreement without first obtaining the written consent of the other party. Notwithstanding the foregoing to the contrary, ASI shall have the right, without any other party' s consent, to assign all or any portion of this Agreement to any entity controlled by, controlling or under common control with, ASI, and/or to any lender providing financing or refinancing funds or credit facilities to ASI or its affiliates, and/or to any transferee of any of the stock, assets or business of ASI; provided no such assignment shall release ASI from any liability hereunder.

     13.10 Binding on Successors and Assigns.  Subject to Section 10.10, this
           ---------------------------------
Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or Permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

     13.11 Amendments.  This Agreement may be amended, but only in writing,
           ----------
signed by the parties hereto.

     13.12 Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

     13.13 Nonarbitral Attorneys' Fees.  In the event that a suit, action or
           ---------------------------
other proceeding of any nature whatsoever (other than arbitration), including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law, any action seeking a declaration of rights or any action for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's reasonable attorneys', paralegals', accountants', and other experts' professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

     13.14 Rules of Construction.  All references herein to the singular shall
           ---------------------
include the plural, and vice versa, and all references herein to the neuter shall include the masculine or feminine, as the case may be, and vice versa. When general words or terms are used herein followed by the word "including" (or another form of the word "include") and words of particular and specific meaning, the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning. All parties have participated in the drafting of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having or being deemed to have drafted, structured or dictated such provisions. Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                    Anesthesia Solutions, Inc., a Delaware corporation
                    ("ASI")

                    By:
                       --------------------------------------
                       Douglas R. Colkitt, M.D.
                       Title:  President


                                                    (SEAL)
                    --------------------------------
                    RICHARD L. JACKSON ("Jackson")



                    ALLEGIANT PHYSICIAN SERVICES, INC.,
                    a Delaware corporation ("Premier")


                    By:
                       -----------------------------------

                       Title:
                             -----------------------------

     Douglas R. Colkitt, as controlling stockholder of the parent corporation (Care-Med Solutions, Inc.) of ASI, agrees to cause ASI to perform its covenants and agreements pursuant to the foregoing Asset Purchase Agreement through the Closing or earlier termination thereof in accordance with the terms and conditions thereof.



- -------------------------------
Douglas R. Colkitt, M.D.